Exhibit 99.1

Pineapple Energy Names Eric Ingvaldson as New Chief Financial Officer

Minnetonka, Minn. – (BUSINESS WIRE) – September 21, 2022 – Pineapple Energy Inc. (“Pineapple,” “Pineapple Energy” or the “Company”), a leading provider of sustainable solar energy and back-up power to households and small businesses, announced today that Eric Ingvaldson will become the Company’s Chief Financial Officer effective October 10, 2022. He succeeds Mark Fandrich, who resigned in August 2022.

As Pineapple’s CFO, Mr. Ingvaldson will lead the Company’s finance organization and financial activities including accounting, corporate development, financial reporting analysis and internal audit.

Mr. Ingvaldson comes to Pineapple Energy with a track record of driving financial success at multiple companies. His diverse experience includes “Big 4” accounting, as well as audit and corporate finance roles at large public companies, middle market companies and early-stage start-ups. Most recently, he served as the CFO and COO of Kradle, where he joined the company pre-revenue and managed significant growth. He also led the finance operations of C.H. Robinson’s International Division, where he helped grow the business from $100 million to $2 billion in annual revenue. He was also the finance leader for C.H. Robinson’s acquisitions and divestitures around the world.

“We are thrilled to have Eric join Pineapple’s senior leadership team. He is a strategic thinker with a background of commitment, understanding customers, and working to deliver long-term value,” said Kyle Udseth, CEO of Pineapple Energy. “Eric’s skillset is a strong match with Pineapple’s vision and goals.”

Incoming CFO Eric Ingvaldson noted, “I’m excited about the opportunity at Pineapple because solar will play a significant role in the future of residential energy. With rising retail electric prices and declining solar prices, the demand for renewable energy overall and specifically on consumers’ homes will continue to increase. Pineapple Energy has outstanding opportunities ahead, and I am honored to join this team.”

About Pineapple Energy

Pineapple is focused on growing leading local and regional solar, storage, and energy services companies nationwide. Our vision is to power the energy transition through grass-roots growth of solar electricity paired with battery storage. Our portfolio of brands (Hawaii Energy Connection, E-Gear, Sungevity, and Horizon Solar Power) provide homeowners and small businesses with an end-to-end product offering spanning solar, battery storage, and grid services.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth, and future opportunities. These statements are based on Pineapple Energy’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements here due to changes in economic, business, competitive or regulatory factors, and other risks and uncertainties, set forth in the company’s filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this press release. Pineapple Energy does not undertake any obligation to update or revise these forward-looking statements for any reason, except as required by law.

Contacts:
Pineapple Energy Kyle Udseth Chief Executive Officer +1 (952) 996-1674 kyle@pineappleenergy.com The Blueshirt Group Gary Dvorchak, CFA Managing Director +1 (323) 240-5796 gary@blueshirtgroup.com